Exhibit 99.2

Inovio
Pharmaceuticals
Investor Conference Call Script

Dr. J. Joseph Kim
President and CEO
Inovio Pharmaceuticals, Inc.

September 10, 2013

Bernie Hertel:

Good morning. And, thank you for joining us today.

This conference call may contain certain forward-looking statements relating to Inovio’s partnership with Roche related to Inovio’s Hepatitis B and prostate cancer immunotherapeutic products, in addition to Inovio’s business, including our plans to develop other electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations discussed, including realization of any and all projected development or sales milestone payments, as a result of a number of factors, including Roche’s change in business resulting in the amendment or termination of the Agreement, uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this conference may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Form 10-Q for the quarter ended June 30, 2013, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information discussed will be proven accurate.

Now, Dr. J. Joseph Kim, President & CEO of Inovio Pharmaceuticals:

Thank you, Bernie.

Earlier this morning Roche, the world’s preeminent oncology company, and Inovio Pharmaceuticals, the world’s leading DNA based vaccine and immunotherapy company, announced a major strategic partnership. In this call I will discuss what this partnership means for Inovio, for our shareholders and for patients. I will also offer a brief overview of Inovio’s broad pipeline of DNA therapies and then take questions from the analysts on the call today.

First, what a fantastic opportunity for Inovio and its shareholders to partner with Roche. This transaction rewards the confidence we have always held in our synthetic DNA vaccine and electroporation delivery platform. That’s because most partnerships usually occur at later stages of clinical development after efficacy trials are completed. Our partnership with Roche is for preclinical products and demonstrates how others value our technology and potential.

Today’s agreement offers Inovio and its shareholders immediate, near-term and long-term benefits. It provides validation of our novel technology for treating and preventing diseases, provides non-dilutive funding, and allows us to accelerate our product development pipeline.

Roche and Inovio have entered into an exclusive worldwide licensing and collaboration agreement to develop and commercialize Inovio’s DNA immunotherapies targeting prostate cancer and Hepatitis B. Roche has licensed these DNA-based products and the use of Inovio’s CELLECTRA electroporation technology for the delivery of these products.

All products in this agreement are at a near-clinical stage. Our prostate and Hepatitis B DNA immunotherapies have each generated robust T-Cell responses in small and large animals, signaling their potential to treat disease in humans.

Apart from the license for INO-5150, Inovio’s immunotherapy for prostate cancer, and INO-1800, our Hepatitis B therapy, Roche has also secured an exclusive license to any further immunotherapy candidates resulting from the collaboration in these two disease areas.

Under the terms of the agreement, Roche will make an upfront payment of $10 million to Inovio. Roche will also provide preclinical R&D support and payments for near-term regulatory milestones as well as payments upon reaching certain development and commercial milestones potentially up to $412.5 million. Additional development milestone payments could also be made to Inovio if Roche pursues other indications with INO-5150 or INO-1800. In addition, Inovio is entitled to receive up to double-digit tiered royalties on product sales.

Now, let me give you some background on the products we’ve licensed today.

INO-5150 is a prostate cancer immunotherapy that is different from other candidates in two ways: First, it targets both the prostate-specific membrane antigen and the prostate-specific antigen, unlike other single-antigen treatments. Second, using our novel synthetic consensus methodology we have incorporated a unique design feature that may help break the body’s tolerance of cancerous prostate cells.

I would like to emphasize what a novel prostate cancer treatment would mean – prostate cancer kills 300,000 men each year and is the second most frequently diagnosed cancer in men.

Current treatments, while somewhat effective, leave many men with harsh side-effects and often with recurring cancer.

Our prostate cancer product is close to phase I IND filing and we are finalizing the specific study protocol and other clinical details with our colleagues at Roche.

The second product, INO-1800, is an immunotherapy for Hepatitis B – which is 100 times more infectious than the HIV virus. Hepatitis B is one of the major causes of liver cancer, with 600,000 new cases each year. This cancer kills most patients within 5 years of diagnosis.

Inovio previously reported preclinical data in mice showing that INO-1800 generated best-in-class T-Cell and antibody responses, as published in a peer-reviewed publication. This was the first study ever to show that an immunotherapy targeting Hepatitis B could induce killer T Cells that migrate to the liver and achieve a killing effect against targeted liver cells. These results indicate INO-1800’s potential to treat human Hepatitis B infection and prevent progression of the infection into liver cancer.

To give you a sense of INO-1800’s development timeline, we are ready to manufacture clinical product and completing other tasks to support our IND filing.

As part of the effort to conclude this transaction, Inovio re-acquired the Hepatitis B rights for Asian countries from its affiliate, VGX International, in exchange for 10% of development milestone payments and royalties, but excluding any R&D support payments. I should add Inovio holds an equity interest in VGX International.

For Inovio, this partnership is a watershed event. So, I’d like to make clear to our long-term and new shareholders Inovio’s accomplishments that led up to this announcement today and give you a look at where our efforts will be placed going forward.

Inovio’s mission is to revolutionize vaccines. We are re-defining vaccines with a 21st century technology, called DNA vaccines, to prevent and treat today’s cancers and challenging infectious diseases.

First, some history. In 2009 a merger brought together two powerful technologies….and the emergence of the new Inovio Pharmaceuticals provided the foundation for the leaders of DNA vaccines and electroporation delivery to forge a new path of highly-optimized design and synergistic development of this now-integrated platform – which is protected by a dominant global patent portfolio.

Scientists have long perceived the important role T Cells could play in conquering cancer and challenging infectious diseases – only to find the door to new therapies locked. Inovio’s eminent scientists and world-renowned advisors have unlocked those doors and created multiple immunotherapy products targeting multiple diseases – all with the goal of inducing strong T-Cell responses.

Already, in multiple disease areas, we have demonstrated in animal and human studies that our technology is generating best-in-class T-Cell immune responses. These diseases include pre-cancerous cervical dysplasias caused by the HPV virus, as well as HIV. We also showed robust vaccine-induced T Cells against cancers that express the HTERT antigen – which is found in 85% of all cancers. Other disease targets showing our T-Cell prowess include prostate cancer, malaria, and Hepatitis C and B. Overall, our immunotherapy products, delivered using our proprietary electroporation technology, are generating T-Cell responses that exceed all other approaches as measured by magnitude, breadth and response rate.

Furthermore, theses antigen-specific T Cells are displaying a killing effect against the cells they are designed to target. These compelling immune responses are what attracted a company like Roche to engage Inovio.

While this deal provides the resources to allow Inovio to co-develop products targeting two important medical markets, I want to emphasize that this partnership enhances our ability to advance other products in our pipeline.

Inovio’s novel synthetic consensus vaccine design has not only been employed in the two immunotherapies we out-licensed today, it is fundamental to the design of all of our vaccines.

Let me provide a quick review of those products.

First, Inovio’s lead cancer product – VGX-3100. It is a DNA vaccine designed to treat HPV-caused pre-cancers and cancers. In a human study, which was published in an article in the prestigious Science Translational Medicine journal, this immunotherapy demonstrated a powerful killing affect against cells that showed markers of HPV infection. This desirable effect may ultimately contribute to the regression or elimination of these cells. We expect results from our ongoing phase II efficacy study in women with late-stage cervical pre-cancer in mid-year 2014.

We also expect to begin efficacy trials with VGX-3100 in HPV-caused cancers including head & neck, cervical and anogenital cancers during the next year

Staying in the cancer arena, we are planning to begin breast and lung cancer clinical studies with INO-1400, our DNA immunotherapy targeting cancers with HTERT, in 2014.

Complementary to the Hepatitis B vaccine we licensed today, INO-8000 is Inovio’s immunotherapy for hepatitis C, which also causes liver cancer. We expect to initiate the first INO-8000 clinical trial by the end of this year with our affiliate and collaborator, VGX International.

Moving to HIV vaccine development, we raised the bar with the immune responses we generated with our initial single-antigen HIV vaccine and now anticipate the initiation of a clinical study by the end of this year of our multi-antigen HIV vaccine. This study will be funded and run by the HIV Vaccine Trial Network.

Our universal flu vaccine program has shown protective immune responses against unmatched strains of multiple subtypes of this virus, including the virulent H7N9 flu virus. Presently, we are seeking third-party funding and collaborators to continue to advance this program.

We also plan to advance to the clinic our malaria DNA vaccine, which is primarily funded by PATH/MVI, established by the Gates Foundation.

Turning back to today’s announcement – this is an important strategic opportunity for Inovio, its shareholders, and for patients. Roche brings to our immunotherapy candidates its leadership position for developing and marketing innovative first-in-class therapies. We look forward to our collaborative effort to develop two of Inovio’s promising near-clinical stage immunotherapy products.

I’ll end by reminding you that no other company can challenge Inovio’s claim that we can generate the best T-Cell responses in humans. These reasons, along with the partnership we announce today, reinforce our confidence in achieving medical as well as commercial success at Inovio.

Now, I’m pleased to address your questions.